Exhibit 10(c)

BECTON, DICKINSON AND COMPANY
PERFORMANCE INCENTIVE PLAN
AMENDED AND RESTATED EFFECTIVE AS OF AUGUST 30, 2022

PURPOSE

    The purpose of the Performance Incentive Plan (the “Plan”) is to provide annual incentive payments to associates for their contribution to the Company’s successful financial performance and the accomplishment of strategic objectives.

Notwithstanding anything in this plan to the contrary, the payment of annual incentives, if any, is solely within the discretion of the PIP Steering Committee and the Board of Directors, except that payment in excess of the plan guidelines will not be made. No employee has any vested right to any such payment.

PIP STEERING COMMITTEE

    The PIP Steering Committee will be responsible for administering this Plan, except that the Compensation and Human Capital Committee of the Board of Directors (the "Compensation Committee") will be responsible for administering this Plan with respect to the Chief Executive Officer of the Company and other members of the Executive Leadership Team (the "ExLT") and for selection and approval of total Company metrics, targets, and payouts, as specified herein. The PIP Steering Committee will consist of no less than three persons, including the Chief Executive Officer, Chief Financial Officer, and Chief People Officer and such other senior executives as are designated from time to time by the Chief Executive Officer. The Chief People Officer shall have authority to act on behalf of the PIP Steering Committee with respect to all matters under this Plan.

ELIGIBILITY

    Participation in any particular fiscal year is generally restricted to employees of the Company and its worldwide subsidiaries in Job Group 4 and above positions (other than those covered under other incentive plans or sales incentive plans) and other key positions as may be approved by the PIP Steering Committee. Current employees promoted to, and persons newly hired to, eligible positions during a particular fiscal year may be considered for a pro-rata bonus; provided that such employees are promoted to, or newly hired to, eligible positions on or before July 1 of the particular fiscal year. Persons employed by companies acquired by the Company which have pre-existing incentive, profit sharing or similar programs will not participate in this Plan until and unless those plans are superseded by this Plan. For the avoidance of doubt, employees who transferred out of the Company due to a divestiture of a subsidiary or business unit during the fiscal year will not be eligible for an incentive payment under this Plan with respect to the fiscal year in which the spin-off occurs, except as otherwise determined by the Compensation Committee.

PARTICIPATION LEVELS

    Plan targets for eligible employees are determined based upon the scope and responsibilities of the position. Plan targets for eligible employees who have received a promotion or other role change during the applicable year will be pro-rated based on the eligible employee’s time in each role.

DETERMINATION OF PERFORMANCE CRITERIA

    Prior to or shortly following the beginning of a fiscal year, the Compensation Committee shall establish financial and strategic criteria, targets and related formula(s) with respect to the total Company, which shall apply to the ExLT and other applicable associates, and the PIP Steering Committee shall establish financial and strategic criteria, targets and related formula(s) tied to results below total Company, including targets related to segment, business unit, region, and/or country performance.

INCENTIVE CALCULATION

Incentive payments shall be made under the Plan based upon total Company, segment, business unit, region, and/or country performance, as applicable, as measured against the financial and strategic criteria and targets established as set forth above. Subject to the terms of this Plan as set forth herein, Incentive Payments for individual participants shall generally be equal to the applicable final business modifier (i.e. the percentage of achievement of the financial and strategic criteria and targets upon application of the applicable pre-approved formula) multiplied by the participant's target and salary or earnings, as applicable. For participants approved for Exceptional Impact (discussed below), this calculation is also increased by a set Exceptional Impact Reward Percentage to determine each recipient’s Incentive Payment. For participants who have been designated as needing performance remediation, this calculation will be reduced by a set percentage. For the ExLT, the Compensation Committee (and in the case of the Chief Executive Officer, the independent directors of the Board) shall approve the final incentive payment amount in its sole discretion after considering the formula noted above. For the avoidance of doubt, the final incentive payment for any ExLT member, as determined by the Compensation Committee or the Board, as applicable, may greater or less than the amount determined pursuant to the formula noted above.

DETERMINATION OF FUNDING LEVELS

    Funding levels relating to ExLT incentive payments shall be determined by the Compensation Committee based on total Company performance as measured against the corporate financial and strategic performance targets in accordance with the formula established by the Compensation Committee. Funding levels tied to incentive payments below total Company shall be determined by the PIP Steering Committee based on the satisfaction of the performance targets in accordance with the formula established by the PIP Steering Committee at the beginning of the Fiscal Year. These funding levels are adjusted both upwards (for performance above target) and downwards (for performance below target). With respect to total Company, the Compensation Committee has the discretion to make adjustments to the Company’s operating results for unbudgeted items that are not considered part of BD’s ordinary operations and other events that significantly impacted BD’s performance. Similarly, the PIP Steering Committee has this same discretion for results below total Company.

DETERMINATION OF INCENTIVE POOLS AND FINAL INCENTIVES

    (a)    Theoretical Incentive and Exceptional Impact Pool

    Following the close of each fiscal year, a hypothetical incentive pool will be established assuming achievement at 100% of target for participants, and the PIP Steering Committee will hold back an amount of the hypothetical incentive pool, in an amount determined by the PIP Steering Committee in its sole discretion, to be established as an Exceptional Impact Pool. For purposes of determining the hypothetical incentive pool, the target for participants who have had a salary, individual target, or status change during the applicable fiscal year will be pro-rated based on the period during the year that the original salary, individual target, or status and the adjusted salary, individual target, or status was applicable.

(b)    Final Business Modifiers

    Following the close of each fiscal year, the Compensation Committee (with respect to incentives based on total Company performance) and the PIP Steering Committee (with respect to incentives based on segment, business unit, region and/or country performance) will determine the final achievement level of the financial and strategic performance targets and will apply the formula established by the Compensation Committee or PIP Steering Committee, as applicable, to determine the final business modifiers for the applicable fiscal year.

    (c)    Communication

    The operating unit and performance results will be communicated throughout the organization to the extent that the Company deems appropriate and subject to any confidentiality concerns.

    (d)    Incentive Payment Recommendations

The ExLT will review and approve the list of designated participants below the ExLT who have had exceptional impact during the fiscal year for an additional amount to be paid through the Exceptional Impact Pool. The Compensation Committee will review and approve any ExLT participants who are considered to have had exceptional impact during the fiscal year and who will be eligible for an additional amount to be paid through the Exceptional Impact Pool, and will determine, for such ExLT participants, the Exceptional Impact Reward Percentage that will apply to such ExLT participants. ExLT members who have been designated as needing performance remediation will receive a reduced incentive amount, as determined by the Compensation Committee in its sole discretion. For all participants below the ExLT, the PIP Steering Committee determines the Exceptional Impact Percentange.

    The PIP Steering Committee will apply the final business modifiers, and Exceptional Impact Reward Percentage to the individual incentive targets as applicable to determine the final incentive amounts for participants (other than the ExLT). Participants who have been designated as needing performance remediation will receive a reduced incentive amount. The Compensation Committee will approve the final total Company business modifier and will determine the final incentive payments for the ExLT (inclusive of Exceptional Impact awards) in its sole discretion.

Participants who have been on an approved leave of absence during the fiscal year may have their incentive amounts pro-rated based on Company policy in the applicable region or country. No individual may receive an incentive payment in excess of 200% of the their target incentive.

FINAL REVIEW AND APPROVAL

    All incentive payments for the participants other than the ExLT will be reviewed and approved by the Chief Executive Officer, in the aggregate or on a case-by-case basis, as appropriate. In the case of the ExLT, recommendations will be subject to final review and approval by the Compensation Committee(and in the case of the Chief Executive Officer, the independent directors of the Board). The Compensation Committee (and the Board, as applicable) has the discretion to reduce payouts based on any factors it deems appropriate, including whether an individual has taken unnecessary or excessive risk.

    (a)    Payment

    Incentives will generally be paid by January of the calendar year following the year in which they are awarded (unless deferred by the participant). Except in cases of death, disability, retirement, or involuntary terminations due to the elimination of employees’ position, no incentive payments will be made to individuals who are not active employees on the final day of the fiscal year. Employees who are terminated for cause prior to the distribution date will forfeit their incentives.

    If an employee is terminated by reason of death, disability, or retirement, his or her incentive payment will paid in or around January of the calendar year following the year in which it was awarded and will be based on applicable business performance and pro-rated based on the number of days the employee was actively at work during the fiscal year in which the incentive payment was awarded.

    Incentives awarded to any employee who dies prior to the distribution date may be made to the employee's estate or beneficiares at the discretion of management.

If a U.S.-based employee has experienced a Termination Due to Workforce Restructuring, as determined in accordance with the U.S. BD Severance Plan, or an employee who is not a U.S.-based employee is terminated by reason of an involuntary termination due to the elimination of the employee’s position, as determined in the sole discretion of the applicable Human Resources business partner, such employee may receive a pro-rated incentive payment at the target level of performance based on his or her individual incentive target and salary or earnings as applicable. In the event that an employee shall receive a pro-rated incentive payment under this paragraph, the incentive payment will be pro-rated based on the number of days the employee was actively at work during the fiscal year in which the incentive payment was awarded and be paid in accordance with the following:

(i) if the employee is a U.S.-based employee, the pro-rated incentive payment shall be paid under, in accordance with, and subject to, the terms of the U.S. BD Severance Plan and subject to the Plan Administrator of the U.S. BD Severance Plan’s discretion to eliminate or modify such pro-rated incentive payment; and

(ii) if the employee is not a U.S.-based employee, the pro-rated incentive payment shall be paid under the Plan in accordance with applicable law, subject to local rules, practices, procedures, and limitations that would provide for a lesser benefit (e.g., probationary periods); provided that the lead Human Resources business partner and the Regional Total Rewards Director may, in their sole and absolute discretion, authorize a pro-rated incentive payment that is different from the amount otherwise set forth in this Plan or determine that an individual is not entitled to a pro-rated incentive payment; and, provided further that the payment of any incentive under this subsection shall also be in satisfaction of any local severance plan, arrangement, or law that requires the payment of bonus (or any similar compensation) as part of severance or separation pay.

Notwithstanding the foregoing, participants in the ExLT, including the Chief Executive Officer, are eligible to receive a pro-rated bonus pursuant to this Plan unless they are a participant in or a party to a separate plan, agreement, or arrangement that was approved by the Company.

    (b)    Exceptions

    Any recommendations for exceptions to the provisions of the Plan must be submitted to the PIP Steering Committee for review and are subject to final approval by the Chief Executive Officer. Any exceptions applicable to the ExLT are further subject to approval by the Compensation Committee (and in the case of the Chief Executive Officer, the independent directors of the Board).

RECOVERY OF INCENTIVE PAYMENTS

Any incentive payment approved under this Plan shall be subject to the terms of the Company’s Policy Regarding the Recovery of Compensation, , as the same may be subsequently amended (the “Policy”); provided, that no amendment to the Policy shall adversely affect the rights of an employee with respect to any incentive payment that is approved in accordance with this Plan prior to such amendment.

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